Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Celcuity Inc. 2026 Stock Incentive Plan and Celcuity Inc. Amended and Restated 2017 Employee Stock Purchase Plan of our report dated March 26, 2026, with respect to the balance sheets of Celcuity Inc. as of December 31, 2025 and 2024, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the years ended December 31, 2025 and 2024, included in the Annual Report on Form 10-K of Celcuity Inc. for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Boulay PLLP

Minneapolis, Minnesota

May 18, 2026